July 2015 Pricing Sheet dated July 31, 2015 relating to Preliminary Terms No. 391 dated July 1, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Market-Linked Notes due February 3, 2023

Based on the Value of the S&P 500® Index

PRICING TERMS – JULY 31, 2015
Issuer:		Morgan Stanley
Issue price:		$10 per note (see “Commissions and issue price” below)
Stated principal amount:		$10 per note
Aggregate principal amount:		$1,605,160
Pricing date:		July 31, 2015
Original issue date:		August 5, 2015 (3 business days after the pricing date)
Maturity date:		February 3, 2023
Interest:		None
Underlying index:		S&P 500® Index
Payment at maturity:

The payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any.

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity.

Supplemental redemption amount:		(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $7.20 per note.
Participation rate:		100%
Maximum payment at maturity:		$17.20 per note (172% of the stated principal amount)
Index percent change:		(final index value – initial index value) / initial index value
Initial index value:		2,103.84, which is the index closing value on the pricing date
Final index value:		The index closing value on the determination date
Determination date:		January 31, 2023, subject to postponement for non-index business days and certain market disruption events
CUSIP:		61765G564
ISIN:		US61765G5642
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.304 per note. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per note	$10.00	$0.30(1)
		$0.05(2)	$9.65
Total	$1,605,160	$56,180.60	$1,548,979.40
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each note they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the notes.

Preliminary Terms No. 391 dated July 1, 2015

Product Supplement for Equity-Linked Notes dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.